Exhibit 107

CALCULATION OF FILING FEE TABLE

424(b)(7)

(Form Type)

Amyris, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Title of Each Class of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Fees to be Paid	Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(r)	3,953,489	$2.01	$7,946,513	$0.00011020	$876
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts				—	$7,946,513	—	$876
	Total Fees Previously Paid				—	—	—
	Total Fee Offsets				—	—	—	$—
	Net Fee Due				—	—	—	$876

(1)	Consists of outstanding shares issued to the stockholder pursuant to the Agreements, dated as of November 22, 2022, by and among the Company and WeMedia Shopping Network Holdings Co., Limited.

(2)

Calculated in accordance with Rule 457(c) and Rule 457(r) under the Securities Act of 1933, as amended. Represents payment of registration fees previously deferred in connection with the Registration Statement on Form S-3 (Registration No. 333-255105).